Exhibit 99.1

American States Water Company

Completes the Sale of Its Arizona Utility

San Dimas, California, June 1, 2011 . . . American States Water Company (NYSE:AWR) announced today that on May 31, 2011, it completed the sale of all the common shares of its wholly-owned subsidiary in Arizona, Chaparral City Water Company (“Chaparral”), to EPCOR Water (USA) Inc. (“EPCOR USA”) for a purchase price of $34.6 million, including the assumption of approximately $5.6 million of long-term debt. Approximately $29 million in cash was paid to AWR on May 31, 2011. The purchase price is subject to certain adjustments for changes in retained earnings and is subject to audit.

AWR entered into a stock purchase agreement with EPCOR USA for the sale of Chaparral on June 7, 2010.  The Arizona Corporation (“ACC”) approved the transaction in a meeting held on March 30, 2011 and issued a final decision on April 7, 2011.

Chaparral is a public utility company serving over 13,000 customers in the town of Fountain Hills, Arizona and a portion of the City of Scottsdale, Arizona. The majority of Chaparral’s customers are residential and the ACC regulates Chaparral.

EPCOR USA is a wholly owned subsidiary of EPCOR Utilities, Inc. (“EPCOR”).  EPCOR builds, owns and operates water and wastewater treatment facilities, and electric transmission and distribution networks.

American States Water Company is the parent of Golden State Water Company and American States Utility Services, Inc. Through its subsidiaries, AWR provides water service to approximately 1 out of 36 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 256,000 customers).  The Company also distributes electricity to over 23,000 customers in the Big Bear recreational area of California. Through its contracted services subsidiary, American States Utility Services, Inc., the Company contracts with the U.S. government and private entities to provide various services, including water marketing and operation and maintenance of water and wastewater systems.

American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year since 1953.  On April 26, 2011, the Board of Directors of AWR approved a $0.02 per share increase in the quarterly cash dividend to $0.28 per share on the Common Shares of AWR.  This represents a 7.7% increase in the quarterly dividend.

CONTACT:	Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707